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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                 March 15, 2001

Sybase, Inc.
6475 Christie Avenue
Emeryville, California 94608

     RE: REGISTRATION STATEMENT ON FORM S-4

     We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about March 15, 2001 ("the Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 15,482,695 shares of your common stock, par value $0.001 per share (the "Shares"), to be issued in exchange for shares of common stock, par value $0.0001 per share (the "NEON Shares"), of New Era of Networks, Inc., a Delaware corporation ("NEON"), as described in the Registration Statement.

     We assume that the Shares are to be issued in exchange for NEON Shares in a manner described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

     It is our opinion that the Shares to be issued pursuant to the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI